TENNANT COMPANY

2020 STOCK INCENTIVE PLAN

Restricted Stock Unit Agreement

Name of Holder:
No. of Units:	Date of Grant:
Vesting Date: ______, 20__, subject to vesting conditions set forth on Exhibit I

This is a Restricted Stock Unit Agreement (“Agreement”) between Tennant Company (the “Company”) and the individual identified above (the “Holder”), effective as of the date of grant specified above.

Recitals

WHEREAS, the Company maintains the Tennant Company 2020 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to the Plan, the Compensation Committee (“Committee”) of the Board of Directors has the authority to grant awards under the Plan, including awards that may be denominated in restricted stock units (“Units”); and

WHEREAS, the Committee has delegated its authority under the Plan to the President and Chief Executive Officer of the Company to grant awards to employees who are not executive officers of the Company; and

WHEREAS, the President and Chief Executive Officer of the Company has determined that the Holder is eligible to receive an award of Units under the Plan (the “Award”), subject to the vesting conditions set forth on Exhibit I;

NOW, THEREFORE, the Company hereby grants Units to the Holder under the terms and conditions as follows:

Terms and Conditions*

1.	Grant. The Holder is granted the number of Units specified at the beginning of this Agreement, subject to the vesting conditions set forth on Exhibit I.

2.	Fair Market Value of Units. The fair market value of a Unit subject to this Agreement shall at all times be equal to the Fair Market Value of a Share of the Company’s Stock (the “Common Stock”).

* Unless the context clearly indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

3.    Vesting and Payment of Benefits.

(a)    Generally. Payment of vested Units subject to this Agreement shall be made by the Company delivering one Share of Common Stock for each vested Unit to the Holder, subject to the tax withholding provisions of Section 12.

(b)    Vesting and Payment. Subject to Sections 5 and 6 of this Agreement, Units subject to this Agreement shall vest on the vesting date specified at the beginning of this Agreement, subject to the vesting conditions set forth on Exhibit I, unless the Holder’s employment with the Company shall terminate prior to such vesting date. The number of Units that vest, if any, may be more or less than the number of Units specified at the beginning of this Agreement and will be based solely on the vesting conditions set forth on Exhibit I. Delivery of Shares of Common Stock in payment of the Units will occur as soon as administratively practicable after the President and Chief Executive Officer certifies achievement of the vesting conditions (but no later than the 15th day of the third calendar month following the vesting date) and the Holder shall have no power to affect the timing of such payment. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, and shall be in complete satisfaction of such vested Units. If the Units that vest and become payable include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to delivery of Shares as provided herein. If the ownership of or issuance of Shares to the Holder as provided herein is not feasible or practical due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the President and Chief Executive Officer in his sole discretion, the Holder or his/her legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date vesting occurs) of the Shares otherwise issuable to Holder, net of any amount required to satisfy withholding tax obligations as provided in Section 12.

(c)    Effect. Whenever the Company shall become obligated to make payment in respect of a Unit subject to this Agreement, all rights of the Holder with respect to such Unit, other than the right to such payment, shall terminate and be of no further force or effect and such Unit shall be cancelled.

(d)    Payments on Death. Any payment due under this Agreement following the death of the Holder shall be paid to the Successor of the Holder.

4.	No Entitlement to Cash Dividends. The Holder shall not be entitled to receive any cash dividends or cash dividend equivalents with respect to the Units credited to the Holder’s account.

5.
Effect of Termination of Employment. If the Holder ceases to be an Employee prior to the vesting date specified at the beginning of this Agreement other than as a result of the Holder’s death, Retirement or Disability, the Holder shall forfeit the Units. If the Holder ceases to be an Employee as a result of Holder’s death, Retirement or Disability, then the Holder shall be entitled to receive a pro rata portion of the Units that vest, if any, on the vesting date specified at the beginning of this Agreement and based upon the extent of the achievement of the vesting conditions set forth on Exhibit I, as provided in Section 3, and the balance of the Units shall be forfeited. The pro rata portion shall be determined by utilizing a fraction the numerator of which is the number of days between the Date of Grant specified at the beginning of this Agreement and the date Holder’s employment ended, and the denominator of which is the number of days between such Date of Grant and the vesting date specified at the beginning of this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent the benefit provided hereunder is considered to be deferred compensation under Section 409A of the Code, and if the Holder is a “specified employee” within the meaning of Section 409A of the Code, then any payment due as a result of separation from service will not be made until six months after the Holder’s separation from service or, if earlier, the payment date in accordance with this Agreement.

6.
Change of Control. Notwithstanding anything to the contrary stated herein, upon the occurrence of a Change of Control, all of the Units (based on achievement at the target level) subject to this Agreement shall immediately vest and be paid in full as provided in Section 3. Notwithstanding anything in this Agreement to the contrary, no Change of Control shall be deemed to occur unless it would also be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of a business under Section 409A of the Code.

7. Forfeiture/Recoupment of Restricted Stock Unit. This Award is subject to the terms of the Company’s Compensation Recoupment Policy as in effect from time to time.

8.	Adjustments for Changes in Capitalization. The Units subject to this Agreement shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 16 of the Plan.

9.	No Transfer. The Units may not be pledged, assigned or transferred except as expressly provided in Section 6.3 of the Plan.

10.
No Shareholder Rights Until Payment. The Holder shall not have any of the rights of a shareholder of the Company in connection with the award of Units subject to this Agreement unless and until the Holder becomes the holder of record of the Common Stock issued in payment of the Units.

11.
No Right to Employment. This Agreement shall not give the Holder a right to continued employment with the Company or any Affiliate of the Company, and the Company or any such Affiliate employing the Holder may terminate his/her employment and otherwise deal with the Holder without regard to the effect it may have upon him/her under this Agreement.

12.
Tax Withholding. The Company (or the Subsidiary or Affiliate employing the Holder) shall, in accordance with the provisions of Section 14 of the Plan, withhold from any payment in settlement of vested Units under this Agreement an amount equal to the amount of any required domestic or foreign tax withholding obligation, including any social security obligation. The Company (or the Subsidiary or Affiliate employing the Holder) may withhold Shares equal in value to the amount of such tax withholding obligation, or may permit the Holder to arrange for the satisfaction of such tax withholding obligation by payment of the estimated tax obligation to the Company (or the Subsidiary or Affiliate employing the Holder).

13.
Restricted Stock Units Subject to Plan, Articles of Incorporation and By-Laws. Holder acknowledges that this Award is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

14.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Award reserve and keep available a sufficient number of Shares to satisfy this Agreement.

15.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Holder.

16.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

17.
Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Holder. This Agreement is subject to and shall be construed in accordance with the terms of the Plan. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

18.
Nature of the Award. The Holder understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Holder further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of the Company’s shareholders, is subject to vesting conditions and will be cancelled if vesting conditions are not satisfied. The Holder also understands that (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past; (iii) all decisions with respect to any future award will be at the sole discretion of the Company; (iv) his or her participation in the Plan is voluntary; (v) the value of this Award is an extraordinary item of compensation which is outside the scope of his or her employment contract with his or her actual employer, if any; (vi) this Award and past or future Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (vii) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and he or she irrevocably releases the Company, and its subsidiaries from any such claim that may arise.

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement effective as of the date of grant specified above.

HOLDER

TENNANT COMPANY

By
Carol E. McKnight

Its SVP, Chief Administrative Officer

EXHIBIT I

Vesting Conditions

The Units will vest based on